The Board of Directors
Infosys Technologies Limited



We consent to incorporation by reference in the registration statement (No. 333-32196) on Form S-8 of Infosys Technologies Limited of our report dated April 11, 2001, relating to the balance sheets of Infosys Technologies Limited as of March 31, 2001, and 2000, and the related statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2001, which report appears in the March 31, 2001, annual report on Form 20-F of Infosys Technologies Limited.



                                                                /s/ KPMG
Bangalore, India
May 3, 2001